UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

CANNASYS, INC.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person Filing Information Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Section 14C of the
Securities Exchange Act of 1934, as amended

CANNASYS, INC.
1350 17th Street, Suite 150
Denver, Colorado 80202

Dear Stockholder:

The enclosed Information Statement is being furnished to all holders of record of shares of our common stock, par value $0.001, on August 31, 2016. The purpose of the Information Statement is to notify our stockholders that on July 27 and August 30, 2016, our board of directors and the holders of our outstanding capital stock having a majority of the voting power, respectively, adopted resolutions to amend our articles of incorporation to: (i) reverse-split the outstanding common stock 20-to-one; and (ii) increase our authorized capital to 2,005,000,000 shares, consisting of: 2,000,000,000 shares of common stock and 5,000,000 shares of preferred stock. In addition, the holders of our outstanding capital stock having a majority of the voting power have reelected Brandon C. Jennewine, Daniel J. Rogers, and Michael A. Tew to our board of directors and ratified our board's appointment of BF Borgers CPA PC as our independent registered public accounting firm.

The Information Statement, which describes the above corporate actions in more detail, is being furnished to our stockholders of record for informational purposes only pursuant to Section 14(c) of Part 240, General Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are not soliciting your proxy in connection with this action. Pursuant to Rule 14c-2 under the Exchange Act, the corporate action will not be effective until 20 days after the date the Information Statement is mailed to stockholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of Board of Directors of
CANNASYS, INC.

	By:	/s/ Michael A. Tew
Michael A. Tew, Chief Executive Officer
Denver, CO		and Director
September 6, 2016

CANNASYS, INC.
1350 17th Street, Suite 150
Denver, Colorado 80202

___________________________________________________________________

INFORMATION STATEMENT

Concerning Corporate Action Authorized by Written Consent of Stockholders
___________________________________________________________________

No vote or other action of our stockholders is required in connection with this Information Statement. We are not asking you for a proxy, and you are requested not to send us a proxy.
___________________________________________________________________

INTRODUCTION

This Information Statement is being furnished to the stockholders of CannaSys, Inc., a Nevada corporation, to advise them of the corporate action described herein, which has been authorized by the written consent of stockholders owning a majority of our voting stock, in accordance with the requirements of the Nevada Revised Statutes.

This Information Statement will first be mailed to stockholders on or about September 6, 2016, and is being furnished for informational purposes only.

Our board of directors has determined that the close of business on August 31, 2016, was the record date ("Record Date") for the stockholders entitled to notice of the actions authorizing the amendment to our articles of incorporation to: (i) reverse-split the outstanding common stock 20-to-one (the "Reverse Split"); and (ii) increase our authorized capital to 2,005,000,000 shares, consisting of 2,000,000,000 shares of common stock and 5,000,000 shares of preferred stock (the "Increased Authorization"; together with the Reverse Split, the "Recapitalization"). A copy of the Amendment to the Amended and Restated Articles of Incorporation, in substantially the form that will be filed with the Nevada Secretary of State, is attached hereto as Appendix A (the "Amendment to Articles"). On July 27 and August 30, 2016, our board of directors and stockholders holding shares entitling them to a majority of the voting power, respectively, have approved the Amendment to Articles in writing.

Under Section 78.320 of the Nevada Revised Statutes, any action required or permitted by the Nevada Revised Statutes to be taken at a meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice, and without a vote if consents in writing setting forth the action so taken are signed by stockholders holding at least a majority of the voting power. No stockholder meeting was required, and no other stockholder approval is required.

In addition, on August 30, 2016, the holders of our outstanding capital stock having a majority of the voting power have reelected Brandon C. Jennewine, Daniel J. Rogers, and Michael A. Tew to our board of directors, each to serve until his successor is elected and qualified, and ratified our board's appointment of BF Borgers CPA PC as our independent registered public accounting firm.

As of the Record Date, stockholders owning of record 1,515,000 shares of our Series A Preferred Stock ("Series A Preferred Stock"), with the voting power of 75,750,000 shares of common stock, and 1,926,087 shares of our common stock, representing approximately 55% of our outstanding shares of voting stock as of the Record Date, executed and delivered to us a written consent authorizing and approving the Amendment to Articles.

Accordingly, the Amendment to Articles and Recapitalization have been approved by the holders of a majority of our outstanding shares of voting stock, and no further vote or further action of our stockholders is required to approve these actions. You are being provided with notice of the approval of the Amendment to Articles by less than unanimous written consent of our stockholders. However, under Rule 14c-2 under the Exchange Act, the Amendment to Articles will not be effective until 20 days after this Information Statement has first been sent to stockholders.

On July 27, 2016, our board of directors authorized our officer to deliver this Information Statement.

Our executive offices are located at 1350 17th Street, Suite 150, Denver, CO 80202 and our telephone number is (720) 420-1290.

DISSENTERS' RIGHT OF APPRAISAL

Stockholders do not have any dissenter or appraisal rights in connection with these actions.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

At the time of the stockholder action, our issued and outstanding voting securities consisted of shares of common stock and preferred stock. As of the Record Date, there were 66,548,517 shares of common stock and 1,515,000 shares of Series A Preferred Stock issued and outstanding.

The rights of the Series A Preferred Stock are set forth in the Amendment to Articles of Incorporation Designating Rights, Privileges, and Preferences of Series A Preferred Stock, which became effective on July 29, 2016. The holders of shares of Series A Preferred Stock are entitled to vote together with the holders of common stock, as a single class, upon all matters submitted to holders of common stock for a vote.

Each share of common stock is entitled to one vote on all matters submitted to the holders of common stock for their approval. Each share of Series A Preferred Stock is entitled to 50 votes for each share of such stock held on all matters submitted to a vote of the stockholders. The written consent of a majority of the outstanding shares of common stock and the outstanding shares of Series A Preferred Stock, voting together as a single class, was necessary to authorize the Amendment to Articles described herein.

Principal Stockholders

The following table sets forth certain information, as of the Record Date, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers (as hereinafter defined) and directors; and (iii) our directors and Named Executive Officers as a group, based on 66,548,517 shares of common stock outstanding. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:

Name and Address	Nature of		Number		Number
of Beneficial Owner(1)(2)	Ownership	Number	of Votes	Percent	of Shares	Percent(3)

Principal Stockholder:
F-squared Enterprises, LLC/	Preferred Stock	1,515,000	75,750,000	53.2%	1,515,000	2.2%
Brandon C. Jennewine(4)	Warrants	500,000	500,000	*	500,000	*
		2,015,000	76,250,000	53.4	2,015,000	2.9

Directors:
Brandon C. Jennewine(4)	Preferred Stock	1,515,000	75,750,000	53.2%	1,515,000	2.2%
	Warrants	500,000	500,000	*	500,000	*
		2,015,000	76,250,000	53.4	2,015,000	2.9

Daniel J. Rogers	Common Stock	400,000	400,000	*	400,000	*
	Warrants	250,000	250,000	*	250,000	*
		650,000	650,000	1.0	650,000	1.0

Michael A. Tew(5)	Warrants	3,000,000	3,000,000		3,000,000	4.2

All Executive Officers	Preferred Stock	1,515,000	75,750,000	53.2	1,515,000	2.2
and Directors as a	Common Stock	400,000	400,000	*	400,000	*
Group (3 persons)	Warrants	3,750,000	3,750,000	2.6	3,750,000	5.2
		5,665,000	79,900,000	54.7%	5,665,000	7.9%
______________________
* Less than 1%.
(1)	All ownership is direct unless otherwise indicated.
(2)	Address for all stockholders is 1350 17th Street, Suite 150, Denver, CO 80202.
(3)	Calculations of total percentages of ownership outstanding for each person or group assume the exercise of all derivative securities owned by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).
(4)	These securities are beneficially owned by Brandon C. Jennewine, the sole owner of F-squared Enterprises, LLC.
(5)	Consists of warrants to purchase 3,000,000 shares, of which 1,500,000 became exercisable immediately and 1,500,000 become exercisable in six quarterly installments of 250,000 each, commencing March 31, 2016.

ELECTION OF DIRECTORS

Executives and Directors

Our board of directors is composed of three members, consisting of Michael A. Tew, Daniel J. Rogers, and Brandon C. Jennewine, who is our Chairman. Our articles of incorporation provide for the election of the entire board of directors at each annual meeting of stockholders, with each director to serve until the next annual meeting and until such director's successor is elected and qualified. Our management nominated, and the holders of our outstanding capital stock having a majority of the voting power reelected, all of our current directors, each to serve until his successor is elected and qualified.

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Director Since	Position

Michael A. Tew	36	2015	Chief Executive Officer, Chief Financial Officer, Director
Brandon C. Jennewine	43	2014	Chairman
Daniel J. Rogers	42	2014	Director

Michael A. Tew—Michael A. Tew became our chief executive officer, chief financial officer, secretary, and a member of our board of directors effective July 1, 2015. Mr. Tew has over 14 years' experience in corporate finance, venture capital, business management, and capital markets. From 1999 until September 2003, Mr. Tew was an analyst and Vice President at Bear, Stearns & Co., Inc. In September 2003, Mr. Tew co-founded CapitalHQ, LLC, New York, New York, an advisory and consulting firm for high-level executives. In April 2008, Mr. Tew co-founded SPAC Research Partners, LLC, Palo Alto, CA, an advisory firm providing research and transaction support for special purpose acquisition companies. Mr. Tew managed the company through December 2009. From January 2008 to his current employment with us, Mr. Tew was founder and principal of Sand Hill, LLC, initially in San Francisco and then in New York, New York. Sand Hill is a consultancy advising family offices, private equity organizations, and entrepreneurs on value-creating transactions in private and public markets. In 1999 and 2000, Mr. Tew attended an independent, collaborative European business management program that included studies at Groupe HEC business school (Paris, France), Bocconi University (Milan, Italy), and Wirtschaftsuniverstat Wien (Vienna University of Economics and Business, Vienna, Austria). Mr. Tew graduated with a bachelor degree in finance and international business from New York University in 2001 and in 2014 obtained an executive MBA in finance and management from New York University.

Brandon C. Jennewine—Brandon Jennewine, with Daniel J. Rogers, founded our company in 2014. Effective July 1, 2015, Mr. Jennewine resigned as our chief executive officer and chairman of our board of directors. Mr. Jennewine has over 20 years' experience as an architect and developer with leadership roles in technology companies. In July 2009, he co-founded with Daniel J. Rogers, Greenwerkz, LLC, later converted to Greenwerkz, Inc., a cannabis dispensary located in Denver, Colorado, having three retail locations and two production facilities. Mr. Jennewine helped orchestrate exist of the four Greenwerkz partners through a buyout by the sole remaining partner in February 2014, while simultaneously starting CannaSys-Colorado and managing, as chief executive officer, TK Health, LLC, an information technology consultancy based in Castle Rock, Colorado. TK Health, LLC, was formed in March 2010 to provide custom software programming for the e-healthcare and finance sectors. Prior to the cannabis business, he worked primarily in solutions in the e-prescribing, medical, and financial segments, acting as a software architect for SureScripts, LLC, an e-prescribing network based in Alexandria, Virginia, from July 2007 to February 2010, and as chief technology officer for Liver Research Institute, working under a grant from Roche Pharmaceuticals, from 2005 to 2006. Mr. Jennewine graduated with a bachelor of science in electrical engineering from Colorado State University.

Daniel J. Rogers—Daniel J. Rogers, an original founder of our company, now serves as a consultant and a member of our board of directors. Mr. Rogers has 12 years' banking experience with a specialization in business development risk management. In July 2009, he co-founded with Brandon C. Jennewine, Greenwerkz, Inc., where he was chief financial officer and managing member. Until March 2014, Mr. Rogers also served as Chairman of the Banking/Finance Subcommittee for Medical Marijuana Industry Group, Denver, CO, a government relations organization, that he and Mr. Jennewine helped form in 2010. Mr. Rogers obtained his bachelor's degree in finance in 1997 from Fort Lewis College, Durango, Colorado, and later completed NationsBank / Bank of America's Management Associate Program, a six-month training program for corporate risk management. Mr. Rogers later served as a vice-president for Bank of America's Global Corporate & Investment Bank Commercial Real Estate Group located in Denver, Colorado, from 1998 to 2005, and later served as finance manager for Panattoni Development Company in Denver, Colorado, and Toronto, Ontario, Canada, from 2005 until February 2009.

Our executive officers and directors or their affiliates do not beneficially own any equity securities or rights to acquire any of our securities, except as otherwise described in this Information Statement, and no persons have been involved in any transaction with us or any of our directors, executive officers, or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than the transactions that have been described in this Information Statement or in any prior reports filed by us with the SEC.

None of our officers and directors has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or is or has been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Committees of the Board

We currently do not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Certain Relationships and Related Transactions, and Director Independence

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm's-length negotiations.

During the year ended December 31, 2014, we received information technology consulting services from Tribal Knowledge Health LLC (TK Health). TK Health is owned by Brandon Jennewine, who served as our president, chief executive officer, and a director at the time of the services. We paid TK Health a total of $22,512 in 2014 for its information technology services.

As of December 31, 2014, we owed $1,320 for cash advances to the former president of our predecessor, Thermal Tennis. The advance was due on demand and non-interest-bearing. The advance was paid during the three months ended March 31, 2015.

Effective July 1, 2015, we hired Michael A. Tew as our new chief executive officer, secretary, and interim chief financial officer. Mr. Tew was also appointed to serve as a member of our board of directors. On March 23, 2016 the company amended Mr. Tew's employment agreement allowing him to engage in third-party business until such time as the Corporation becomes current on its obligations to pay Mr. Tew the base salaries under his employment agreement.

Effective July 1, 2015, Brandon C. Jennewine resigned as our chief executive officer and was hired to serve as our chief technical officer and chief operations officer. He resigned from these positions on March 22, 2016, and will continue to be the chairman of our board of directors.

Effective July 1, 2015, Daniel J. Rogers resigned as our chief financial officer, secretary, and treasurer. Mr. Rogers continues to serve on our board of directors.

On November 10, 2015, we agreed to issue 10 million shares of our common stock for 10 million shares of MHB, Inc. common stock, equivalent to approximately 49% of its outstanding common stock after the transaction. MHB, Inc. d/b/a as Mile High Brands ("MHB") is a lifestyle branding agency focused on the regulated cannabis industry. MHB's clients include celebrities and product companies that wish to access the rapidly growing cannabis marketplace. In addition to the share exchange, we also formed a new joint venture, Mile High Consulting and Branding, Inc., on May 20, 2016, of which we own 51% and have control. The joint venture will include new business initiatives as determined by both parties. In connection with the exchange David H. Wollins, a founding member and director of MHB, became a member of our board of directors and Michael A. Tew became a member of the board of directors of MHB. However, Mr. Wollins resigned from our board of directors on March 22, 2016.

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval, or ratification of our board of directors, or an appropriate committee thereof. Our directors will continue to approve any related-party transaction.

Compliance with Section 16(a)

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the SEC during or respecting the last fiscal year ended December 31, 2015, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or known to be subject to Section 16 of the Exchange Act, failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act, except as follows:

•	Michael A. Tew failed to report: the issuance of 125,000 shares of common stock on October 15, 2015; termination on December 24, 2015, of his right to receive 1,000,000 restricted shares of common stock; cancellation on December 24, 2015, of 250,000 shares of common stock issued to him on July 10 and October 15, 2015; issuance on December 24, 2015, of a fully vested warrant to purchase 1,500,000 shares of our common stock at $0.05 per share; and issuance on December 24, 2015, of a warrant to purchase 1,500,000 shares of our common stock at $0.05 per share that vests in equal amounts over a six quarters beginning March 31, 2016.

•	Brandon Jennewine failed to report: the issuance on July 10, 2015, of a grant of 500,000 shares of common stock, 50,000 shares of which were available at July 10, 2015 and 50,000 shares of which were available at October 1, 2015, but never issued; the termination on December 24, 2015, of his right to receive 400,000 shares of common stock; and the issuance on December 24, 2015, of a warrant to purchase 500,000 shares of our common stock at $0.05 per share.

•	Daniel J. Rogers failed to report: the issuance on July 10, 2015, of a grant of 250,000 shares of common stock, 25,000 shares of which were available at July 10, 2015 and 25,000 shares of which were available at October 1, 2015, but never issued; the termination on December 24, 2015, of his right to receive 200,000 shares of common stock; and the issuance on December 24, 2015, of a warrant to purchase 250,000 shares of our common stock at $0.05 per share, all effective December 24, 2015.

•	David H. Wollins failed to report the issuance on December 24, 2015, of a warrant to purchase 150,000 shares of our common stock at $0.05 per share that vests in equal amounts over four quarters beginning March 31, 2016. Mr. Wollins resigned from our board on March 22, 2016.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our executive officers.

Corporate Governance

We promote accountability for adherence to honest and ethical conduct; endeavor to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make; and strive to be compliant with applicable governmental laws, rules, and regulations.

In lieu of an audit committee, our board of directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results, and effectiveness of the annual audit of our financial statements and other services provided by our independent public accountants. Our board of directors reviews our internal accounting controls, practices, and policies.

Audit Committee Financial Expert

We do not have a board member that qualifies as an "audit committee financial expert" as defined in Item 407(D)(5) of Regulation S-K, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our directors do not believe that it is necessary to have an audit committee because management believes that the board of directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Currently, we do not have any specific or minimum criteria for the election of nominees to the board of directors, and we do not have any specific process or procedure for evaluating such nominees. Our board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our chief executive officer or chairman at our corporate address.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer during the preceding fiscal year, our two most highly compensated other executive officers who were serving in such capacities as of the end of the preceding fiscal year, and each of our two other highest compensated executive officers earning more than $100,000 during the last fiscal year ("Named Executive Officers"):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Warrant Awards	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Michael A. Tew(2)	2015	$70,000	--	--	--	$612,500	--	--	$4,012	$74,012
Chief Executive Officer
Chief Financial Officer

Brandon C. Jennewine(3)	2015	$85,577	--	--	--	$175,000	--	--	$3,519	$89,096
Chief Operations Officer	2014	28,077	--	--	--		--	--	--	28,077

(1)	Comprised of health insurance premiums.
(2)	Mr. Tew became our chief executive officer on July 1, 2015.
(3)	Mr. Jennewine was our chief executive officer from August 2014 to July 1, 2015.

We have not adopted a stock option plan.

Employment Agreements

On July 10, 2015, we entered into a one-year employment agreement effective July 1, 2015, with Michael A. Tew, our chief executive officer, chief financial officer, and a director. Under the agreement, we pay Mr. Tew a base salary of $168,000 for the initial one-year term, plus a bonus as determined by our board of directors, and provide medical insurance benefits. On December 31, 2015, Mr. Tew's employment agreement was amended to cancel the stock grants that were issued under his employment agreement, and in exchange therefor, we granted to Mr. Tew warrants to purchase 3,000,000 shares of our common stock, of which a warrant to purchase 1,500,000 shares was immediately exercisable and a warrant to purchase 1,500,000 shares becomes exercisable quarterly in 250,000 increments over six quarters commencing in December 2015. Mr. Tew's employment agreement renews for successive one-year terms until terminated.

On March 22, 2016, Mr. Jennewine resigned as our chief technology officer, but continues to serve as chairman of our board of directors.

We reimburse employees for their out-of-pocket costs in connection with their activities on our behalf.

Director Compensation

We currently do not have compensation agreements with any of our directors who are not employees; however:

•	On December 24, 2015, we issued to David H. Wollins a warrant to purchase 150,000 shares of our common stock at $0.05 per share, vesting in equal amounts over four quarters, commencing March 31, 2016. Mr. Wollins is also a director of MHB, Inc. On March 22, 2016, Mr. Wollins resigned from our board of directors. We are currently in the process of filling his vacancy and under our exchange agreement with MHB, Inc., it has the right to nominate one member of our board.

•	On December 24, 2015, we issued to Daniel J. Rogers a warrant to purchase 250,000 shares of our common stock at $0.05 per share as director compensation.

INDEPENDENT PUBLIC ACCOUNTANTS

Our board of directors has chosen to retain the services of BF Borgers CPA PC as our independent registered public accounting firm for the 2016 fiscal year, and the holders of our outstanding capital stock having a majority of the voting power have ratified that retention.

Audit Fees

For our fiscal year ended December 31, 2015, we incurred fees of $39,400 for professional services rendered for the audit and reviews of our consolidated financial statements. For our fiscal year ended December 31, 2014, we incurred fees of $36,400 for professional services rendered for the audit and reviews of our consolidated financial statements.

Audit Related Fees

For our fiscal years ended December 31, 2015 and 2014, we did not incur any audit-related fees.

Tax Fees

For our fiscal years ended December 31, 2015 and 2014, we were not billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

We did not incur any other fees related to services rendered by our principal accountant for the fiscal years ended December 31, 2015 and 2014.

Audit and Non-Audit Service Preapproval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, our board of directors has adopted an informal approval policy that it believes will result in an effective and efficient procedure to preapprove services performed by the independent registered public accounting firm.

Audit Services. Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. Our board of directors preapproves specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically preapproved by our board of directors. Our board of directors monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, which historically have been provided to us by the independent registered public accounting firm and are consistent with the Securities and Exchange Commission's rules on auditor independence. Our board of directors preapproves specified audit-related services within preapproved fee levels. All other audit-related services must be preapproved by our board of directors.

Tax Services. Our board of directors preapproves specified tax services that it believes would not impair the independence of the independent registered public accounting firm and that are consistent with Securities and Exchange Commission's rules and guidance. Our board of directors must specifically approve all other tax services.

All Other Services. Other services are services provided by the independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories. Our board of directors preapproves specified other services that do not fall within any of the specified prohibited categories of services.

Procedures. All proposals for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to our board of directors and chief financial officer. Our chief financial officer authorizes services that have been preapproved by our board of directors. Our chief financial officer submits requests or applications to provide services that have not been preapproved by board of directors, which must include an affirmation by the chief financial officer and the independent registered public accounting firm that the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence, to board of directors for approval.

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

THE RECAPITALIZATION

Our board of directors and stockholders have approved the Amendment to Articles to effect the Recapitalization through the Reverse Split and Increased Authorization. The Amendment to Articles will become effective 20 days after the mailing of this Information Statement.

General Background

As of the Record Date, pursuant to our articles of incorporation (as amended to date), we had the authority to issue 75,000,000 shares of common stock, of which 66,548,517 shares were issued and outstanding and 4,600,000 shares were reserved for issuance upon exercise of outstanding warrants. As of August 1, 2016, we had an aggregate of $470,683 in principal amount of convertible notes outstanding, convertible into approximately 229.3 million shares of common stock, based on our closing trading price on the Record Date of $0.004 per share and an assumed weighted average discount rate of 48.7% below the market price applicable to the convertible notes, as discussed below. These figures do not include approximately 357.1 million shares that could be issued at a discount of 30% below the market price under our Equity Purchase Agreement with Kodiak as discussed below.

As described in our periodic filings, one of our main sources of funding historically has been through the sales of convertible debt and equity instruments, including convertible debentures and notes. We need to increase our authorized shares of common stock to meet our obligations under our outstanding convertible notes, the Kodiak Equity Purchase Agreement, and new convertible notes and to provide capital for future funding of our operations.

Management believes that the Reverse Split may result in higher price quotations for our common stock, although we cannot assure this will be the case. Accordingly, the Reverse Split may reduce the value of a stockholder's shares. Our board of directors believes, however, that the Reverse Split, as an integral component of the Recapitalization, is critical to enabling us to continue to have a presence in the securities trading market and to be able to obtain required cash and reduce indebtedness. Our outstanding convertible notes and the Kodiak Equity Purchase Agreement provide that the holders cannot convert indebtedness to common stock if, as a result of such conversion, the holder would own more than 9.99%, and in some cases 4.99%, of our outstanding common stock. Because of the number of separate convertible notes outstanding with separate conversion limits, these limits do not materially restrict the number of shares that we may become obligated to issue in any one period if multiple note holders were to elect to convert. Sales of common stock that would reduce the holder's ownership would enable the holder to convert additional amounts due under the convertible notes.

Principal Motivation for the Recapitalization

Management determined to proceed with the Recapitalization in an effort to increase our available resources to resolve defaults of our obligations under outstanding convertible promissory notes. The convertible notes provide generally that after 180 days from the issue date, the holders can convert the principal and accrued interest under the notes into shares of our common stock at discounted conversion prices as set forth in the applicable transaction documents. In addition, the convertible note transactions require that we give our transfer agent irrevocable instructions to hold a number of authorized but unissued shares of our common stock in reserve for issuance for future conversion of the convertible promissory notes.

We are currently in default under our conversion obligations in our outstanding convertible notes for failing to have sufficient authorized but unissued shares of our common stock available for issuance upon conversion, and we have no cash with which to make payments on the notes. We received a default notice from Tangiers Investment Group, LLC on July 5, 2016, for failure to provide sufficient reserve. If we do not find a way to meet our obligations to our investors, the holders of our outstanding convertible notes could exercise their creditors' remedies, execute on all of our assets, take ownership of those assets, and leave nothing for our stockholders. Our investors have committed to fund approximately $100,000 on the filing of this Information Statement, which will provide limited working capital for our requirements.

Outstanding Convertible Notes

The following outstanding convertible notes were issued to several lenders in transactions intended to provide to us much needed operating capital.

Third Quarter of 2015

EMA Financial, LLC. On October 14, 2015, we issued a 10% Convertible Note payable to EMA Financial, LLC ("EMA") in the principal amount of $28,000, against payment of that amount less $3,000, which EMA retained for its transaction costs. The note is unsecured, accrues interest at 10% per annum, is due and payable on October 14, 2016, and is convertible into restricted shares of our common stock at any time during the term of the note at EMA's sole discretion at the conversion price of the lower of: (i) the closing sale price of the common stock on the trading day on immediately preceding the closing date; and (ii) 50% of the lowest sale price for the common stock during the 25 consecutive trading days immediately preceding the conversion date.

On February 9, 2016, we agreed to amend the 10% Convertible Note issued to EMA and discussed above to increase the interest rate to 12% and revise other provisions in order generally to conform the terms of the EMA note with the more favorable terms of financings we had completed since we issued the EMA notes on in October 2015.

On April 27, 2016, we agreed to further amend the EMA note. In this amendment, EMA agreed not to submit a notice of conversion prior to May 1, 2016, and we agreed to increase the principal balance of the note to $33,300 to reflect an increase in the original issue discount and amend the calculation of the conversion price.

Tangiers Investment Group, LLC. On November 18, 2015, we issued a 10% Convertible Promissory Note payable to Tangiers Investment Group, LLC ("Tangiers"), in the total principal of $240,000, against payment of that amount less $10,000 as original issue discount and reimbursement of the lender's transaction costs. The note is unsecured, accrues interest at 10% per annum, is due and payable on November 19, 2016, and is convertible into restricted shares of our common stock after May 19, 2016, at Tangiers's sole discretion at the conversion price of 55% of the lowest sale price for the common stock during the 25 consecutive trading days immediately preceding the conversion date, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Tangiers to more than 4.9% of the number of our shares then outstanding.

On May 23, 2016, Tangiers and we agreed to amend the terms of the above 10% Convertible Promissory Note. In consideration of Tangiers' agreement not to submit a notice of note conversion before June 10, 2016, we issued 100,000 restricted shares of our common stock to Tangiers.

Kodiak Capital Group, LLC. On November 30, 2015, we issued a 12% Convertible Promissory Note payable to Kodiak Capital Group, LLC ("Kodiak"), in the total principal amount of $50,000, against payment of that amount less $15,000 as original issue discount and reimbursement of transaction costs. The note is unsecured, accrues interest at 12% per annum, is due and payable on December 1, 2016, and is immediately convertible into restricted shares of our common stock, at Kodiak's sole discretion, at the lower of the closing bid price on the principal market on the trading day preceding the note date or 50% of the lowest closing bid price for the common stock during the 30 consecutive trading days immediately preceding the conversion date, with some exceptions, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Kodiak to more than 4.9% of the number of our shares then outstanding.

Auctus Fund, LLC. On December 3, 2015, we issued a 10% Convertible Promissory Note payable to Auctus Fund, LLC ("Auctus"), in the principal amount of $49,250, against payment of that amount less $5,250 as reimbursement of the lender's transaction costs. The note is unsecured, accrues interest at 10% per annum, is due and payable on September 3, 2016, and is convertible into restricted shares of our common stock after December 3, 2015, at Auctus's sole discretion, at the conversion price of 55% of the lowest sale price for the common stock during the 25 consecutive trading days immediately preceding the conversion date, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Auctus to more than 4.9% of the number of our shares then outstanding.

Adar Bays, LLC. On December 16, 2015, we issued to Adar Bays, LLC ("Adar") two $35,000 convertible redeemable notes, for an aggregate principal amount of $70,000. The first $35,000 was funded on December 10, 2015, less $2,000 as original issue discount and reimbursement for the lender's transaction costs. The note is unsecured, accrues interest at 8% per annum, is due and payable on December 10, 2016, and is convertible into restricted shares of common stock after June 10, 2016, at Adar's sole discretion, at the conversion price of 50% of the lowest sale price for the common stock during the 25 consecutive trading days immediately preceding the conversion date, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Adar to more than 4.9% of the number of our shares then outstanding. We were not obligated to require Adar to fund the second $35,000 note.

On July 12, 2016, we agreed with Adar to amend the terms of the above issued convertible redeemable notes. In consideration of Adar's agreement to fund the second $35,000 note, we agreed to fix the conversion price for the notes at $0.00205 per share. Adar funded $20,000 of the second note on July 12, 2016 (less $1,142 for transaction costs) and agreed to fund the balance of the second note when we filed a preliminary information statement relating to the recapitalization outlined in this information statement.

Kodiak Capital Group, LLC. On December 15, 2015, in connection with entering an Equity Purchase Agreement as discussed below, we issued a Convertible Promissory Note due July 15, 2016, in the principal amount of $50,000 for the commitment fee paid to Kodiak under the Equity Purchase Agreement. The convertible note may be converted into restricted shares of our common stock at any time after May 15, 2016, at a conversion price equal to 50% of the lowest closing bid price for the common stock for the 30 trading days ending on the trading day immediately before the relevant conversion date.

First Quarter of 2016

Colonial Stock Transfer Company, Inc. On January 14, 2016, we converted a $6,605 account payable to our registrar and transfer agent, Colonial Stock Transfer Company, Inc., into a convertible promissory note. The convertible note is unsecured, accrues interest at 10% per annum, is due and payable on January 14, 2017, and is immediately convertible into restricted shares of our common stock, at Colonial's sole discretion, at a conversion price equal to 55% of the lowest trade price for the common stock during the 25 consecutive trading days immediately preceding the conversion date.

Kodiak Capital Group, LLC. On March 18, 2016, we issued two 12% Convertible Redeemable Promissory Notes, each in the principal amount of $50,000 for an aggregate of $100,000. On March 18, 2016, Kodiak funded one note for $50,000, by paying $35,000 and retaining $15,000 for transaction costs. The second note was funded by Kodiak's issuance to us of an offsetting secured note for $50,000. The terms of the second note do not become effective until Kodiak funds its $50,000 note payable to us, which is in our sole discretion. The outstanding notes accrue interest at the rate of 12% per annum, are payable on March 18, 2017, and are immediately convertible into restricted shares of our common stock after 180 days from the issue date, at Kodiak's sole discretion, at 50% of the lowest closing bid price for the common stock during the 30 consecutive trading days immediately preceding the conversion date, with some exceptions, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Kodiak to more than 4.9% of the number of our shares then outstanding.

Second Quarter of 2016

Blackbridge Capital, LLC. On May 5, 2016, we issued to Blackbridge Capital, LLC, an amended and restated unsecured promissory note in the principal amount of $50,000, in exchange for Blackbridge's delivery of a nonconvertible $50,000 note due March 1, 2016, and then in default, that we had previously issued to Jeff Holmes, an unaffiliated individual residing in Zephyr Cove, Nevada, in June 2015. Mr. Holmes had assigned his note to Blackbridge in consideration of a cash payment of $48,000, with Blackbridge retaining $2,000 for transaction costs. Our amended and restated note accrues interest at the rate of 1% per annum, matures on October 27, 2016, and is convertible into shares of our common stock at a conversion price of 50% of the lowest trading price in the 20 trading days before the conversion date.

EMA Financial, LLC. On May 5, 2016, we issued to EMA a 12% Convertible Note in the principal amount of $53,500, against payment of that amount less $3,500 as reimbursement of transaction costs. The note is unsecured, bears interest at 12%, matures on May 5, 2017, and is convertible into restricted shares of our common stock at any time, at EMA's sole discretion, at the conversion price of 50% of the lowest sale price for the common stock during the 20 consecutive trading days immediately preceding the conversion date.

Kodiak Capital Group, LLC. On May 23, 2016, we entered into an agreement with Kodiak and B44, LLC, an unaffiliated creditor to which we had issued a $50,000 unsecured, nonconvertible note dated June 26, 2015. Under this agreement, Kodiak acquired from B44 our $50,000 unsecured note due B44 for $50,000 in cash and we issued to Kodiak an amended and replacement convertible promissory note due to Kodiak. This replacement note is unsecured, bears interest at 1%, matures on August 30, 2016, and is convertible into restricted shares of our common stock at any time, at Kodiak's sole discretion, at the conversion price of 50% of the lowest sale price for the common stock during the 20 consecutive trading days immediately preceding the conversion date.

Black Forest Capital, LLC. On May 31, 2016, we issued to Black Forest Capital, LLC ("Black Forest"), a Convertible Promissory Note in the principal amount of $30,000, against payment of the principal amount less $3,000 in transaction costs. The note is unsecured, accrues interest at 8% per annum, is payable on May 30, 2017, and is convertible into restricted shares of our common stock after 180 days from the issue date, at Black Forest's sole discretion, at 50% of the lowest closing one day trading price of the common stock during the 20 consecutive trading days immediately preceding the conversion date, with some exceptions, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Black Forest to more than 4.9% of the number of our shares then outstanding.

On May 31, 2016, we issued to Black Forest a replacement convertible promissory note that replaced an unsecured, nonconvertible promissory note in the principal amount of $50,000 that we had issued to B44, LLC in August 2015, and that B44 had assigned to Black Forest. The replacement note accrues interest at the rate of 2% per annum, is payable 180 days after the issue date, and is convertible into shares of our common stock at any time at a conversion price of 50% of the lowest trading price in the 20 trading days before the conversion date.

Third Quarter of 2016

Auctus Fund, LLC. On July 20, 2016, we issued a Convertible Promissory Note to Auctus, in the principal amount of $45,750, against payment of that amount less $5,750 as reimbursement of lender's transaction costs. The note is unsecured, accrues interest at 10% per annum, is due and payable on April 20, 2017, and is convertible into restricted shares of our common stock after July 20, 2016, at Auctus's sole discretion, at the conversion price of 55% of the lowest sale price for the common stock during the 25 consecutive trading days immediately preceding the conversion date, provided that no conversion is permitted to the extent that the number of shares to be issued would increase the number of shares held by Auctus to more than 4.9% of the number of our shares then outstanding.

Kodiak Equity Purchase Transaction

On December 15, 2015, we entered into an Equity Purchase Agreement and a related Registration Rights Agreement with Kodiak under which it has agreed to purchase from us up to $1 million in aggregate purchase price of our common stock from time to time, until December 31, 2016. Pursuant to the terms of the Registration Rights Agreement, on February 2, 2016, we filed with the SEC a registration statement on Form S-1 relating to the resale of the shares we issue to Kodiak under this purchase agreement. The registration statement is being reviewed by the SEC staff.

We do not have the right to commence any sales to Kodiak under the purchase agreement until the SEC has declared the registration statement effective. Thereafter, we may, from time to time and at our sole discretion, direct Kodiak to purchase shares of our common stock at a price equal to 70% of the lowest daily volume-weighted average price of the common stock for the five consecutive trading days immediately following our direction to Kodiak. There is no minimum amount that we may require Kodiak to purchase at any one time. The closing of the sale of the shares will occur on the sixth trading day following our direction to Kodiak to purchase the shares.

In consideration for entering into this purchase agreement, we issued to Kodiak a $50,000 convertible promissory note payable on July 11, 2016. Kodiak is entitled any time after May 15, 2016, subject to the provisions of the note, to convert all or a portion of the principal of the commitment note into shares of our common stock at a conversion price equal to 50% of the current market price, as described above.

Summary of Our Stock Issuance Obligations

The following table summarizes the foregoing issuances of our outstanding convertible notes as of August 1, 2016, including the discount to the market price at which shares are to be sold and the calculation of the weighted average discount rate for all illustrated conversions and sales:

Note Holder	Issue Date	Due Date	Interest Rate	Conversion Discount	Principal Balance Outstanding 6/30/2016

EMA Financial, LLC	10/14/15	10/14/16	12%	50%	$13,736
Tangiers Investment Group, LLC	11/18/15	11/19/16	10%	45%	35,941
Kodiak Capital Group, LLC	11/30/15	12/01/16	12%	50%	50,000
Auctus Fund, LLC	12/03/15	09/03/16	10%	45%	35,646
Adar Bays, LLC	12/10/15	12/10/16	8%	50%	30,585
Kodiak Capital Group, LLC	12/15/15	07/15/16	0%	50%	50,000
Colonial Stock Transfer	01/14/16	01/14/17	10%	45%	6,605
Kodiak Capital Group, LLC	03/18/16	03/18/17	12%	50%	50,000
Blackbridge Capital, LLC	04/27/16	10/27/16	1%	50%	4,500
EMA Financial, LLC	05/05/16	05/07/16	12%	50%	53,500
Kodiak Capital Group, LLC	05/20/16	08/30/16	0%	50%	50,000
Black Forest Capital, LLC	05/31/16	05/31/17	8%	50%	30,000
Black Forest Capital, LLC	05/31/16	05/31/17	2%	50%	14,420
Auctus Fund, LLC	07/20/16	04/20/17	10%	45%	45,750
					$470,683

Kodiak equity purchase				30%	1,000,000
					$1,470,683

Weighted average conversion discount				Discount	Issuance price
Convertible Notes				48.68%	51.32%
Kodiak equity purchase agreement				30.00%	70.00%
Aggregate				35.98%	64.02%

Pro Forma Further Conversions

It is impossible to predict the number of shares we would be obligated to issue on the conversion of $470,683 in outstanding convertible notes and the sale of $1,000,000 of stock to Kodiak under the Equity Purchase Agreement. The following table illustrates the number of shares that we would be required to issue on conversion of the obligations listed above after giving effect to the following assumptions:

•	the Reverse Split is effected;

•	the Increased Authorization is effected and we have 2,000,000,000 shares of authorized common stock;

•	during the three months following each conversion or sale to Kodiak, each holder would liquidate the stock received on conversion or purchased in any trading market for the common stock that may then exist;

•	The table terminates for illustrated conversions following the period in which all outstanding convertible notes are converted and all stock is sold to Kodiak under the Equity Purchase Agreement on the basis of the stated assumptions.

•	The table does not illustrate the conversion of interest that accrues on the convertible notes.

Number of Shares to be Issued on Conversion of Illustrated Amount at Various Stock Trading Prices
Outstanding on Record Date	66,548,517
Reverse split: one for	20
Outstanding after reverse	3,327,426
Market price at date of information statement	$0.004
Quote date	8/30/2016
Illustrated price after 20:1 reverse split	$0.08

Weighted average discount (see table above)	36.0%
Percentage of market price at which shares issued	64.0%

		First 12-Month Period				Second 12-Month Period				Third 12-Month Period
Quarter of conversion		First	Second	Third	Fourth	First	Second	Third	Fourth	First	Second	Third	Fourth
Illustrated Market Price	$0.03
	$50,000
	Cumulative amount converted or sold	$ 50,000	$ 100,000	$ 150,000	$ 200,000	$ 250,000	$ 300,000	$ 350,000	$ 400,000	$ 450,000	$ 500,000	$ 550,000	$ 600,000
	Number of shares Issued on conversion	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333	2,603,333
	Number of shares outstanding after conversion	5,930,759	8,534,091	11,137,424	13,740,757	16,344,090	18,947,423	21,550,756	24,154,088	26,757,421	29,360,754	31,964,087	34,567,420

	$100,000
	Cumulative amount converted or sold	$ 100,000	$ 200,000	$ 300,000	$ 400,000	$ 500,000	$ 600,000	$ 700,000	$ 800,000	$ 900,000	$ 1,000,000	$ 1,100,000	$ 1,200,000
	Number of shares Issued on conversion	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666	5,206,666
	Number of shares outstanding after conversion	8,534,091	13,740,757	18,947,423	24,154,088	29,360,754	34,567,420	39,774,085	44,980,751	50,187,417	55,394,082	60,600,748	65,807,413

	$150,000
	Cumulative amount converted or sold	$ 150,000	$ 300,000	$ 450,000	$ 600,000	$ 750,000	$ 900,000	$ 1,050,000	$ 1,200,000	$ 1,350,000	$ 1,500,000	$ 1,650,000	$ 1,800,000
	Number of shares Issued on conversion	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998	7,809,998
	Number of shares outstanding after conversion	11,137,424	18,947,423	26,757,421	34,567,420	42,377,418	50,187,417	57,997,415	65,807,413	73,617,412	81,427,410	89,237,409	97,047,407

Illustrated Market Price (Note X)	$0.08
	$50,000
	Cumulative amount converted or sold	$ 50,000	$ 100,000	$ 150,000	$ 200,000	$ 250,000	$ 300,000	$ 350,000	$ 400,000	$ 450,000	$ 500,000	$ 550,000	$ 600,000
	Number of shares Issued on conversion	976,250	976,250	976,250	976,250	976,250	976,250	976,250	976,250	976,250	976,250	976,250	976,250
	Number of shares outstanding after conversion	4,303,676	5,279,925	6,256,175	7,232,425	8,208,675	9,184,925	10,161,174	11,137,424	12,113,674	13,089,924	14,066,174	15,042,424

	$100,000
	Cumulative amount converted or sold	$ 100,000	$ 200,000	$ 300,000	$ 400,000	$ 500,000	$ 600,000	$ 700,000	$ 800,000	$ 900,000	$ 1,000,000	$ 1,100,000	$ 1,200,000
	Number of shares Issued on conversion	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500	1,952,500
	Number of shares outstanding after conversion	5,279,925	7,232,425	9,184,925	11,137,424	13,089,924	15,042,424	16,994,923	18,947,423	20,899,922	22,852,422	24,804,922	26,757,421

	$150,000
	Cumulative amount converted or sold	$ 150,000	$ 300,000	$ 450,000	$ 600,000	$ 750,000	$ 900,000	$ 1,050,000	$ 1,200,000	$ 1,350,000	$ 1,500,000	$ 1,650,000	$ 1,800,000
	Number of shares Issued on conversion	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749	2,928,749
	Number of shares outstanding after conversion	6,256,175	9,184,925	12,113,674	15,042,424	17,971,173	20,899,922	23,828,672	26,757,421	29,686,171	32,614,920	35,543,669	38,472,419

Illustrated Market Price	$0.13
	$50,000
	Cumulative amount converted or sold	$ 50,000	$ 100,000	$ 150,000	$ 200,000	$ 250,000	$ 300,000	$ 350,000	$ 400,000	$ 450,000	$ 500,000	$ 550,000	$ 600,000
	Number of shares Issued on conversion	600,769	600,769	600,769	600,769	600,769	600,769	600,769	600,769	600,769	600,769	600,769	600,769
	Number of shares outstanding after conversion	3,928,195	4,528,964	5,129,733	5,730,502	6,331,271	6,932,041	7,532,810	8,133,579	8,734,348	9,335,117	9,935,886	10,536,655

	$100,000
	Cumulative amount converted or sold	$ 100,000	$ 200,000	$ 300,000	$ 400,000	$ 500,000	$ 600,000	$ 700,000	$ 800,000	$ 900,000	$ 1,000,000	$ 1,100,000	$ 1,200,000
	Number of shares Issued on conversion	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538	1,201,538
	Number of shares outstanding after conversion	4,528,964	5,730,502	6,932,041	8,133,579	9,335,117	10,536,655	11,738,193	12,939,732	14,141,270	15,342,808	16,544,346	17,745,885

	$150,000
	Cumulative amount converted or sold	$ 150,000	$ 300,000	$ 450,000	$ 600,000	$ 750,000	$ 900,000	$ 1,050,000	$ 1,200,000	$ 1,350,000	$ 1,500,000	$ 1,650,000	$ 1,800,000
	Number of shares Issued on conversion	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307	1,802,307
	Number of shares outstanding after conversion	5,129,733	6,932,041	8,734,348	10,536,655	12,338,963	14,141,270	15,943,577	17,745,885	19,548,192	21,350,499	23,152,807	24,955,114

Except for the limitation that individual holders of the outstanding convertible notes and Kodiak are precluded from acquiring more than either 4.9% or 9.99% of the outstanding stock at any one time, depending on the terms of individual transactions, there is no limitation on the number of times or pace with which the holders may convert and sell the acquired stock. Accordingly, the illustration of conversions over three years set forth above could be accelerated. This would increase and accelerate the pressure on any trading market that may then exist for our common stock.

There is no requirement that the holder of the outstanding convertible notes resell the stock received on conversion at a price equivalent to the amount credited against the outstanding convertible notes. Any amount realized by the holder of the outstanding convertible notes in excess of the amount credited on conversion would be additional compensation to such holder.

The foregoing illustration assumes trading prices for our common stock ranging from $0.03 to $0.13, after giving effect to the Reverse Split. We cannot assure that the actual prices at which our common stock will trade after giving effect to the Reverse Split will approximate these illustrated prices. On August 30, 2016, our stock was quoted at a bid price of $0.004, which would yield a price of $0.08 per share if multiplied by 20 to give effect to the Reverse Split. Trading prices for low-priced securities such as our common stock typically do not reflect the pure mathematical results of a Reverse Split and frequently settle down to materially lower trading prices. We cannot and do not predict the price at which the common stock will be quoted following the implementation of the Reverse Split.

Management believes that the Recapitalization would benefit us by curing our outstanding convertible note defaults and providing greater flexibility to our board of directors to honor conversion notices by holders of our convertible notes, to issue additional equity securities to raise additional capital, to pursue strategic investment partners, to facilitate possible future acquisitions, and to provide for future stock-related employee benefits. As noted above, our primary sources of financing have been private sales of common stock or other equity or debt securities convertible into common stock. We require additional capital to fund our acquisition of Beta Killer's Citizen Toke application; to provide working capital; and to identify and pursue other business opportunities of which we may become aware. To facilitate these transactions, management believes that our Recapitalization will provide additional shares that may be issued in accordance with our contractual commitments or on such terms as our board of directors may deem appropriate.

Warrant Reserve

In addition to shares that we may issue on the conversion of outstanding notes or the sale of stock to Kodiak under the Equity Purchase Agreement, we have 4,600,000 shares reserved for exercise of outstanding warrants.

Possible Dilutive Effects of Recapitalization

As of the date of this Information Statement, we had no additional shares to issue under our authorized capital limits and required a substantial number of additional authorized and unissued shares to meet our reserve requirements under the outstanding convertible notes. The Recapitalization is intended, in part, to permit us to satisfy any conversion notices that may be presented and cure our defaults under the outstanding convertible notes.

The Recapitalization would, through the Reverse Split, reduce the number of issued and outstanding shares to 3,327,426 shares and will increase, depending on the trading price of our stock, the number of shares issuable on the conversion of the outstanding convertible notes and sales under the Kodiak Equity Purchase Agreement. Accordingly, after the Increased Authorization, we believe we will have sufficient outstanding shares available for future issuance.

The formula for calculating the shares to be issued in connection with conversions of these securities varies, based on the market price of our common stock. Therefore, if the Recapitalization is effected, there effectively is no limitation on the number of shares of common stock that may be issued in connection with conversion. As such, holders of our common stock will experience substantial dilution of their interests to the extent that the notes are converted and shares of our common stock are issued.

Our board of directors recognizes, of course, that the trading price for our securities following the Reverse Split may not mathematically reflect the calculated results of the Reverse Split, so that a 20-to-one reverse-stock-split of our common stock may not result in a 20-fold increase in the trading price for the common stock. Frequently, stocks do not trade at their pre-reverse-stock-split equivalent trading price following a reverse-stock-split. Therefore, the Reverse Split could result in a significant reduction in the value of the stock owned by stockholders.

Purposes of the Recapitalization

We require additional financing, and we intend to continue to seek financing through private placements of equity and convertible debt securities. However, as detailed above, we do not have sufficient shares to enable us to pursue private placements or capital-raising transactions.

In addition to better positioning us for future capitalization, management believes that the Recapitalization may make other corporate opportunities, including potential mergers with or acquisitions of businesses or other related avenues of strategic growth, more available to us. On May 9, 2016, we entered into a letter of intent to acquire a new, innovative text-message-based marketing product called Citizen Toke from Beta Killers, LLC. Citizen Toke leverages unique and proprietary consumer data to develop direct to consumer marketing campaigns for both regulated cannabis retailers and branded products companies. On August 10, 2016, we consummated that transaction with a definitive asset purchase agreement and other documentation. We will continue to seek other business combinations and potential opportunities for our company.

As noted above, the issuances of shares under the convertible notes are tied to variable conversion prices. Accordingly, if the market price of our common stock rises, the number of shares of our common stock issuable will correspondingly decrease. Management believes that in light of market conditions and our potential to develop and market our products, authorized capital of 2,000,000,000 shares of our common stock will enable us meet our obligations, although we cannot guarantee that this will be the case. As discussed above, the outstanding convertible notes include conversion limitations, or caps, such that the holders are limited from converting the entire outstanding amount into our shares of common stock. As such, it is unlikely that we would be required to meet conversion obligations under the outstanding convertible notes at one time. Conversions of the outstanding convertible notes will likely have a depressive effect on prices for our common stock in any trading market that may then exist.

With the Increased Authorization, we will have approximately 997 million additional shares to issue to meet our obligations as listed above. However, because the outstanding convertible notes are held by third parties, it is not possible for management to allocate these additional shares or determine in advance how we will issue the shares or reserve them. Moreover, because the outstanding convertible notes have variable conversion prices, management is unable to determine how many shares may be issued in connection with the notes. Management will continue to report our issuances of shares in connection with our debt obligations in our periodic reports filed with the U.S. Securities and Exchange Commission ("SEC").

There is a risk of significant downward pressure on the price of our common stock as the note holders convert their convertible notes into shares of our common stock and sell material amounts of common stock, which could encourage short sales. Generally, "short selling" means selling a security, contract, or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security's price. As note holders convert our outstanding convertible notes, we issue shares to them, which they then may choose to sell into the market pursuant to Rule 144 or other exemptions from the registration requirements.

Our issuances of shares in connection with conversions of the outstanding convertible notes may result in substantial dilution to the interests of other holders of common stock. Because the conversion prices of the outstanding convertible notes are based on the market price of our common stock, there is effectively no limit on the number of shares that may be issued. As such, our stockholders are subject to the risk of substantial dilution to their interests as a result of our issuance of shares in connection with conversions of the outstanding convertible notes.

Potential Anti-takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of us with another entity), the increase in our shares of common stock is not part of a plan of additional stock issuances. Nevertheless, management could use the additional shares that will be available following the Recapitalization to resist or frustrate a third-party transaction.

On the Reverse Split and Increased Authorization becoming effective, generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock unless required by law or any rules or regulations to which we are subject.

Depending upon the consideration per share received by us for any subsequent issuance of common stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock. Also, future issuances of common stock will increase the number of outstanding shares, thereby decreasing the percentage ownership (for voting, distributions, and all other purposes) represented by existing shares of common stock. The availability for issuance of the additional shares of common stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of us. Although our board of directors has no present intention of doing so, our authorized but unissued common stock could be issued in one or more transactions that would make a takeover of us more difficult or costly and, therefore, less likely. Holders of common stock do not have any preemptive rights to acquire any additional securities issued by us.

INTEREST OF CERTAIN PERSONS IN OR
IN OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Amendment to Articles, other than the interest held by such persons through their respective stock ownership of the shares of our capital stock set forth above in the section entitled "Principal Stockholders."

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement to security holders is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, a separate copy of an Information Statement can be provided to security holders at a shared address. To request a separate copy, please contact us at (720) 420-1290 or CannaSys, Inc., 1350 17th Street, Suite 150, Denver, Colorado 80202.

STOCKHOLDER PROPOSALS

It is anticipated that the next annual meeting of stockholders will be held in July 2017. Stockholders may present proposals for inclusion in the information or proxy statement to be mailed in connection with the 2017 annual meeting of stockholders, provided such proposals are received by us no later than March 2, 2017, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our articles of incorporation and bylaws.

By Order of Board of Directors of
CANNASYS, INC.

	By:	/s/ Michael A. Tew
Denver, CO		Michael A. Tew, Chief Executive Officer
September 6, 2016		and Director

Appendix A

AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
CANNASYS, INC.

This Amendment to the Amended and Restated Articles of Incorporation of CannaSys, Inc. (hereinafter referred to as the "Corporation"), has been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes.

1. Name. The name of the Corporation is CannaSys, Inc.

2. Amendment. The text of the Amended and Restated Articles of Incorporation is to be amended by striking Article IV, as amended to date, in its entirety, and inserting a new Article IV reading as follows:

Article IV
Authorized Shares—Capitalization

(a) Effective as of the date of filing this Amendment to the Amended and Restated Articles of Incorporation (the "Effective Time"), each 20 issued and outstanding shares of the Corporation's common stock, par value $0.001 ("Common Stock"), shall thereupon be combined into one share of validly issued, fully paid, and nonassessable Common Stock. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as the result of the combination of shares, but shall issue to each record holder of Common Stock that number of shares obtained by rounding fractional shares otherwise issuable pursuant to the foregoing combination to the next higher number of whole shares.

(b) The Corporation shall have the authority to issue 2,005,000,000 shares, of which 2,000,000,000 shall be Common Stock, par value $0.001, and 5,000,000 shares shall be preferred stock, par value $0.001 ("Preferred Stock"). Shares of any class of stock may be issued, without stockholder action, in one or more series, as may from time to time be determined by the board of directors. The board of directors is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i) designate, in whole or in part, the voting powers, preferences, limitations, restrictions, and relative rights of any class of shares before the issuance of any shares of that class;

(ii) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; and
A-1

(iii)                amend, alter, or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

(c) The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the Corporation's net assets upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws, or in any amendment hereto or thereto, shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the Corporation's net assets upon dissolution.

___________________________________

The foregoing Amendment to the Amended and Restated Articles of Incorporation was adopted by resolution of the Corporation's board of directors on July 27, 2016, and by the holders of a majority of the Corporation's issued and outstanding common stock on August 30, 2016, pursuant to the Nevada Revised Statutes. The Corporation has Common Stock and Series A Preferred Stock issued and outstanding. The number of shares of Common Stock issued and outstanding and entitled to vote on August 31, 2016, the record date for consideration of the foregoing amendment, was 66,548,517 and the number of shares of Series A Preferred Stock issued and outstanding and entitled to vote on the record date for consideration of the foregoing amendment was 1,515,000. Each share of Series A Preferred Stock is entitled to 50 votes on all matters submitted to a vote of the stockholders. The proposal to approve this Amendment to the Amended and Restated Articles was adopted by a vote of a majority of the outstanding stock, with 77,676,087 shares voted for (55% of the issued and outstanding capital stock). By executing this Amendment to the Amended and Restated Articles of Incorporation, the chief executive officer does hereby certify that on September [  ], 2016, the foregoing amendment was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes. The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

DATED this ___ day of September, 2016.

CANNASYS, INC.

By:
Michael A. Tew, Chief Executive Officer

A-2